Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-217480) and S-3 (No. 333-233567) of Edesa Biotech, Inc. of our report dated December 12, 2019, relating to the consolidated financial statements of Edesa Biotech, Inc. for the nine-month period ended September 30, 2019 and the year ended December 31, 2018, which report appears in this Annual Report on Form 10-K for the nine-month period ended September 30, 2019 listed in the accompanying index.

/s/ MNP LLP
Chartered Professional Accountants
Licensed Public Accountants
Toronto, Canada
December 12, 2019